Exhibit 1




               John T. Fidler
               201-263-6479                            April 12, 1994
                                                       94-005
          Immediately



              GPU SUBSIDIARIES OFFER VOLUNTARY ENHANCED RETIREMENT PLAN



               Parsippany, N.J., April 12, 1994 -- General Public Utilities

          Corporation (NYSE:GPU) said today that its subsidiaries are offering nearly 800 of their 5,700 non-bargaining employees a voluntary enhanced retirement program.

               The GPU companies plan to discuss possible participation by their 6,100 bargaining unit employees in a similar enhanced retirement program.

               Depending on the results of discussions with the bargaining unit leadership and any negotiations that might follow, up to an additional 600 to 700 employees from the bargaining units could be eligible for a voluntary enhanced retirement program, assuming similar eligibility parameters.

               If two-thirds of the anticipated eligible non-bargaining and bargaining unit employees accept the program, the net impact on

          1994 earnings would be approximately 55 to 60 cents per share,

          after giving effect to payroll savings.  That figure could change, depending on changes in eligibility and acceptance rates.

               The voluntary enhanced retirement program is part of a

          corporate realignment that GPU announced February 14.  At that time, the company said that its goal was to achieve $80 million in annual cost savings by the end of 1996.
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               "We are taking these measures to prepare the GPU System for the increased competition in the electric utility industry," said

          James R. Leva, GPU chairman, president and chief executive officer.

               "Our hope is to meet the work force requirements of our new organization with this program and attrition, but additional reductions are possible.  Clearly, the GPU work force of the future will be smaller than it is today," Leva added.

               The voluntary enhanced retirement program is open to

          employees who are at least 55 years old and have at least five years of service by July 31.  The plan will add five years to an eligible employee's years of service and age.

               In addition, the company will raise the annual pension

          maximum from 55 to 60 percent of final three-year average

          earnings, pay a $500 monthly Social Security supplement until age

          62, and waive required health care premium cost sharing for certain employees.  Eligible employees will generally have from

          May 2 to June 16 to decide whether to accept the plan.  Retire-

          ments will generally take effect July 31.

               Eligible non-bargaining unit employees are employed at the following GPU subsidiaries: Metropolitan Edison Company, Pennsyl-

          vania Electric Company, Jersey Central Power and Light Company,

          GPU Nuclear Corporation and GPU Service Corporation.











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